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                                                                 EXHIBIT - 10.70



MASTER TRANSPORTATION
AND DECONSOLIDATION AGREEMENT

THIS MASTER TRANSPORTATION AND DECONSOLIDATION AGREEMENT (the "Agreement") made and entered into as of the 1st day of January, 1999 ("Effective Date") by and between GOODY'S FAMILY CLOTHING, INC., a Tennessee corporation having an office at Knoxville, TN, hereinafter called "Goody's", and STAR TRANSPORTATION, INC., a Tennessee corporation having an office at Nashville, TN, hereinafter called "Carrier" or "Star".


RECITALS


         A. Carrier is engaged in the business of transporting property as a motor contract carrier in interstate and intrastate commerce. Carrier has certain rights to operate tractors and trailers for transportation in interstate and intrastate commerce. In conjunction with Carrier's transportation business, Carrier owns and operates warehouse facilities.

         B. Goody's desires to use the carrier's transportation services to satisfy the special and distinct needs of Goody's as hereinafter set forth.

         C. The parties desire to provide for stable rates and Carrier agrees to assume some of the transportation functions now performed by Goody's

         D. Carrier agrees to transport property for Goody's at certain fixed prices as set forth herein.


AGREEMENT

         Goody's and Carrier agree as follows:

1.        TRANSPORTATION AND DECONSOLIDATION

         A)       TRANSPORTATION

                  i) Tractors and Trailers Carrier is the owner/operator of tractors (individually a "Tractor" and collectively, the "Tractors") and trailers (individually a "Trailer and collectively, the "Trailers"). During the "Term" (as hereinafter defined)


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         of this Agreement, Carrier shall provide Tractor-Trailer service to
         Goody's on the terms and conditions contained in this Agreement, including, without limitation, the terms described in the Goody's Delivery Procedures" described in Exhibit "A". For purposes of this Agreement, a Tractor-Trailer shall be referred to as "Unit". Carrier is responsible at its expense, for maintaining and paying for any and all costs associated with owning and operating the Units and the "Ramps" (as hereinafter defined).

                  ii) Control Goody's shall have absolute control over the pick-up and delivery dates of Goody's merchandise, the location of origin of each route, the loading and unloading of Goody's merchandise from the Trailers, the Goody's stores and the Goody's warehouses, the route each Tractor must take, and the type of merchandise to be delivered on the Trailers.

                  iii) Ramps In order to accommodate the freight docks at Goody's stores, Carrier, at its own expense, has installed ramps on the Trailers identified on Exhibit "B" attached hereto. The specifications for the Ramps and the actual total cost and current fair market value for the Trailers and Ramps are identified on Exhibit "B-1" attached hereto. Carrier, at its own expense, shall purchase Trailers and install new Ramps on Trailers to accommodate the ratio described in
         Section 6 (a) of this Agreement. All Ramps shall have a full one (1) year unconditional warranty (including all parts and labor) from the date of installation. All Ramps shall be new equipment, it being understood and agreed that Carrier shall not purchase or install used or reconditioned Ramps after the Effective Date without the prior written approval of Goody's, and upon the prior written consent.

         B)       DECONSOLIDATION

                  Deconsolidation.
                  ----------------

                  Goody's, among other things, has the absolute control over the pick-up and delivery dates of Goody's merchandise from the Goody's warehouse to Goody's stores, the route each Unit must take and the type of merchandise to be delivered on the Units. In order for Goody's to enhance its shipping and operational needs, a certain amount of Goody's merchandise shall be consolidated, packed and reshipped by Carrier from a facility owned and operated by Carrier ("Carrier's Warehouse"), after pick-up and removal of such merchandise from the Goody's distribution center located at 400 Goody's Lane, Knoxville, Tennessee ("Goody's Distribution Center"). For purposes of this Agreement, the process of consolidating, packing and reshipping Goody's merchandise shall


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hereafter be referred to as "Deconsolidation" or the "Deconsolidation Process".

                  a) Procedures - Generally. At Goody's direction, Carrier shall pick-up trailers containing cartons/merchandise from the Distribution Center (such cartons/merchandise may be randomly selected by Goody's). Immediately following the pick-up of such cartons/merchandise at the Distribution Center, Carrier shall deliver the units to Carrier's Warehouse, located at 1116 Polk Avenue in Nashville, Tennessee 37210. Upon arrival at Carrier's Warehouse, Carrier shall unload the cartons/merchandise in Carrier's Warehouse, segregate such cartons/merchandise into certain categories for Goody's stores (as designated by Goody's) and reload such cartons/merchandise on the Trailers in sequential order as designated by Goody's (the "Deconsolidated Merchandise"), to deliver the Deconsolidated Merchandise to Goody's stores as directed by Goody's and finally, to return the Trailers to a destination directed by Goody's.

                  b) Procedures - Specific. The parties agree to comply with the rules, rights, obligations and procedures described in the "Deconsolidation Procedures" attached hereto as Exhibit "C". Except for the Deconsolidation Procedures, all other terms and conditions of Goody's Delivery Procedures as described in Exhibit "A" shall remain in full force and effect.

                  c) Transportation Claims, Loss and Damages. Goody's shall supply Carrier with a "Shipping Log" at the time a Tractor picks-up the cartons/merchandise from the Distribution Center, a form copy of such Shipping Log is attached hereto as Exhibit "C-1". Carrier shall be required to notify Goody's, in the time and manner described in Paragraph 16 of the Deconsolidation Procedures, of any variances between the number of cartons noted on the applicable Shipping Log and the actual number of cartons counted in accordance with the Deconsolidation Procedures. In the event Carrier fails to notify Goody's of any such variances in the time and manner described in Paragraph 16 of the Deconsolidation Procedures, Goody's shall have the right to pursue (and Carrier shall have the obligation to pay) for any damages (including, but not limited to, shortages) for such variance, such damages to be processed and calculated in accordance with Section 13 of this Agreement.

                  d) Rates. Goody's shall pay Carrier in arrears a monthly fee consisting of two (2) components: (i) $4,725.00 per month; and (ii) a variable fee of $.28 per case/carton on two routes per trailer and $.36 per case/carton on three routes per trailer.

                  e) Inspection and Audit. Goody's shall have the right to inspect the Carrier's Warehouse and Units at any time to ensure Carrier's compliance


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         with the Deconsolidation Process and this Agreement. Goody's shall likewise have the right, upon one (1) days notice, to review and/or audit the books and records of Carrier relative to this Agreement and the Transportation Agreement.


         2.       TERM OF AGREEMENT; EARLY TERMINATION

                  A) TERM OF AGREEMENT The term of this Agreement shall commence on the 1st day of January, 1999, and shall continue until December 31, 2000, ("Term") unless sooner terminated pursuant to the terms hereof or by mutual agreement.

                  B) EARLY TERMINATION Either party may terminate this Agreement by giving the other party ninety (90) days prior written notice (the "Termination Notice Date") whereupon this Agreement shall be terminated ninety
                           (90) days after receipt of such notice by the non-terminating party (the "Early Termination Date"). In the event Goody's elects to exercise this early termination right prior to the natural expiration date of the Term, then this Agreement shall terminate on the Early Termination Date and Goody's shall pay Carrier the "Equipment Purchase Price" (as hereafter defined) on the Early Termination Date. Goody's has no obligation to pay Carrier the Equipment Purchase Price if: (i) Carrier elects to terminate this Agreement; (ii) such termination is due to a default of Carrier; or (iii) such termination occurs after the natural expiration date of the Term.


         3.       CARRIER'S OPERATING AUTHORITY; REPRESENTATIONS

                  (a) Carrier shall at its own expense obtain and maintain all operating licenses, authorities and permits required by governmental authorities for the transportation services, Deconsolidation Procedures and Carrier's Warehouses. Carrier represents and warrants that it is authorized, pursuant to Permit Number MC-157677 (the "Permit"), Sub 2, issued to Carrier by the Interstate Commerce Commission, hereinafter called the "ICC", to transport, as a motor contract carrier, freight of all kinds, except household goods, Classes A and B explosives, Commodities in Bulk and hazardous materials in interstate commerce from, to or between all points and places in the United States and to lawfully furnish to Goody's all of the transportation and related services provided for herein.

                  (b) Carrier represents and warrants that Exhibit "D-1", attached hereto, is a true, correct and complete copy of the said Permit as of the Effective Date and that there are no outstanding liens, claims, penalties, fines or infractions relative to such Permit or Carrier's rights to such Permit.

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         4.       ALL SHIPMENTS UNDER CONTRACT

         Whether or not Carrier is authorized to operate, or does operate, as a common carrier, each and every shipment tendered to Carrier by Goody's on or after the Effective Date shall be deemed to be a tender to Carrier as a motor contract carrier and shall be subject only to the terms of this Agreement and the provisions of law applicable to motor contract carriage hereunder.


         5.       RECEIPTS AND BILLS OF LADING

                  (a) Carrier shall issue and sign a receipt for each shipment in the form required by Goody's and as otherwise described in Goody's Delivery Procedures and the Deconsolidation Process.

                  (b) If Goody's elects to use a bill of lading or other form of freight receipt or contract for each shipment, any terms, conditions or provisions of such bill of lading or other form shall be subject and subordinate to the terms of this Agreement and, in the event of a conflict, this Agreement shall govern.

                  (c) Upon delivery of each shipment, Carrier shall obtain a receipt from any Goody's consignee, in a form required by Goody's, showing the goods delivered, the condition of such goods and the date and time of delivery.


         6.       CARRIER'S OPERATIONS AND OBLIGATIONS

                  (a) Carrier, at its sole cost and expense, shall furnish all other supplies and equipment including, but not limited to, Units required for its services hereunder and shall maintain such supplies, and equipment in good repair and condition. Carrier shall maintain and have available a ratio of 1.65 trailers per tractor. In the event Goody's request Carrier to exceed the 1.65 ratio, Carrier shall invoice Goody's weekly according to rates in Exhibit E attached hereto.

                  (b) Carrier, at its sole cost and expense, shall employ for its services hereunder only competent, able and legally licensed personnel (such personnel must be at least 21 years old). Such personnel shall maintain a proper appearance (including a uniform) and attitude. Carrier shall always maintain a dedicated pool of drivers with specific training in Goody's loading, unloading and delivery procedures. Carrier, at its expense, shall conduct a thorough criminal and credit background check on all drivers of Tractors.

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                  (c)      Without the prior written consent of Goody's, Carrier
         shall not cause or permit any shipment tendered hereunder to be transported by any other motor carrier or in "substituted service" by railroad or other modes of transportation.

                  (d) Carrier shall provide and operate units of such quality, design and construction as are required for shipment of Goody's property hereunder. All Units (including Ramps) operated by Carrier shall be repaired and maintained in good operating condition by Carrier at Carrier's sole cost and expense.

                  (e) Carrier, at its sole cost and expense, will pay all state and federal taxes, wages, license fees, unemployment compensation insurance, pension, social security, and other taxes and assessments with respect to all persons engaged by it in the performance of this Agreement, including, without limitation, all management and administrative expenses related to this Agreement.

                  (f) Carrier, at its expense, shall be responsible for unloading Goody's merchandise at destinations designated by Goody's, reloading Goody's merchandise for transfer to points designated by Goody's or for loading/unloading Goody's merchandise for Carrier back-haul requirements.

                  (g) Carrier, in addition to the terms and conditions of this Agreement, shall fully comply with the Goody's Delivery Procedures, and the Deconsolidation Procedures, and the Trailer Seal Verification attached hereto as Exhibit "A".

                  (h) Carrier, at its sole cost and expense, shall pay all fuel, fuel taxes, insurance, licenses, permits, tolls and highway use taxes.

                  (i) Carrier shall strictly adhere to Goody's delivery schedule and shall have replacement drivers available (if necessary) within 3 hours of any problems with Carrier's designated drivers. Carrier will make available and explain Goody's Delivery and Deconsolidation Procedures, as well as, delivery windows.

                  (j) Carrier shall be responsible for scheduling a quarterly review with Goody's Transportation Management and Star Transportation's Senior Management to ensure adequate operational staff and dedicated drivers are available to provide service for deliveries to the current stores and the new stores.

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         7.       RATES AND CHARGES

                  As full compensation for the service provided by Carrier hereunder, Goody's shall pay, without offset or deductions, in accordance with the rates, charges, rules and regulations set forth in this Agreement and Exhibit "E" attached hereto. In no case shall the charges on any shipments hereunder exceed the charges agreed to in the amounts listed on Exhibit "E" attached hereto, unless amended in writing and signed by both parties. Each freight bill issued by Carrier hereunder, if complete and correct, shall be paid by Goody's not more than fifteen (15) days after receipt by Goody's. Interest obligations shall be assessed if such freight bill received by Goody's is overdue thirty (30) days after Goody's receipt of such invoice, at which point all unpaid charges shall bear interest at the rate of twelve percent (12%) per annum.

                  Goody's shall specify whether the charges for any shipment hereunder shall be "prepaid" or "collect". Goody's may specify whether the collection of charges from any consignee shall be without recourse to Goody's, in accordance with the provisions of the Uniform Bill of Lading as in effect on the Effective Date.

         8.       NO LIEN

                  Carrier shall have no lien on any shipment hereunder.

         9.       INDEPENDENT CONTRACTOR

                  In the performance of services under this Agreement, Carrier and its employees are not agents or employees of Goody's; Carrier shall perform the services hereunder only as an independent contractor. Nothing herein shall cause either party to be deemed the agent, representative, partner or joint venturer of the other, and neither party shall be authorized to bind the other in any manner nor shall either party represent itself to others to have such authority.


         10.      GOODY'S PURCHASE OBLIGATION

                  In the event Goody's elects to terminate this Agreement prior to the natural expiration date of the Term, then, in such event, Goody's, within fifteen (15) days of the Termination Notice Date, shall designate an appraiser, at its expense, having at least five (5) years experience in appraising tractor-trailers in Tennessee. Carrier, at its expense, shall then appoint an appraiser with the minimum credentials recited in the preceding sentence within fifteen (15) days after receipt of Goody's notice that Goody's has appointed an appraiser. The

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         two (2) appraisers shall immediately appoint a third appraiser with such above stated minimum credentials and all three (3) appraisers shall then appraise the then fair market value (as of the Early Termination Date) of the Trailers listed on Exhibit B (including the Trailers added by Carrier with Goody's prior written approval) and each appraiser shall then render written appraisals to both Goody's and the Carrier at least ten (10) days prior to the Early Termination Date. The Trailers listed on Exhibit B, including the Trailers added by Carrier with Goody's prior written approval shall be referred to as the "Equipment". The third appraiser's fee shall be shared equally between Carrier and Goody's.

         In the event Carrier fails to appoint an appraiser, Goody's appraiser shall be solely responsible for determining the fair market value of the Equipment. In the event the three (3) appraisers are not able to agree upon a fair market value, then the fair market value shall be deemed to be the average of the two (2) closest appraisals. For purposes of the Agreement, the "Equipment Purchase Price" shall be the fair market value of the Equipment as determined by appraiser(s) appointed in the manner described in this Section. The Equipment Purchase Price shall be paid in full on the Early Termination Date. Carrier agrees to cooperate with the appraisal process by providing such information and documents to the appraisers as may be necessary to evaluate the fair market value of the Equipment.

         In exchange for Goody's payment of the Equipment Purchase Price for the Equipment, Carrier shall deliver to Goody's on the Early Termination
         Date: (i) a book value certificate for carrier's equipment as of the Early Termination Date from Carrier's independent CPA firm regarding the Equipment; (ii) an invoice for the Equipment Purchase Price for the Equipment, itemizing each piece of Equipment; (iii) an executed unconditional bill of sale wherein the Carrier: (x) lists all the Equipment included in the Equipment Purchase Price and (y) represents that it is the owner of such Equipment and that such Equipment is free of all liens and encumbrances, and that all taxes and other fees have been paid through the Early Termination Date; (iv) a written certificate acknowledging that the Equipment is in good operating order and condition, normal wear and tear excepted; and (v) a written assignment of all warranties and guarantees applicable to the Equipment.

        11.        INDEMNITY

                  Carrier shall defend, indemnify and hold harmless Goody's (including Goody's officers, directors, executives, employees, agents and related entities) from and against all loss, damage, judgment, actions, cost and expense (including attorney fees and litigation costs), claims for injury to or death of persons and damage to property arising out of or in connection with Carrier's loading, handling,

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         transportation, unloading or delivery of any shipment hereunder or
         Carrier's use or operation of the Units (including, but not limited to, damage to such Units) unless caused by Goody's. It is further understood and agreed that Goody's shall not be deemed or held responsible for any damage resulting to Carrier's Units property, vehicles or personnel, including Carrier's employee-drivers or independently contracted drivers. Carrier shall be held responsible for any damage to a Goody's facility caused by the operation of the Units provided loss is reported within 72 hours to Star.


        12.        INSURANCE

                  (a) Carrier shall provide and maintain, at its sole cost and expense, (i) general liability insurance and auto liability with a insurer reasonably satisfactory to Goody's, insuring Carrier against liability and claims for injuries to or death of persons and damage to property, in a combined single unit of not less than $5,000,000.00 per occurrence, and for loss or damage to cargo, in an amount not less than $250,000.00 and workers compensation insurance in amounts required by the state or any other governmental agency; and (ii) any additional insurance required by applicable laws, rules and regulations; (iii) property damage coverage of not less than $5,000,000.00 for Goody's cartons/merchandise while it is being processed by Carrier during the Deconsolidation Process (including, but not limited to, unloading, deconsolidating or reloading at Carrier's Warehouse or otherwise being stored at or around Carrier's Warehouse); and (iv) third party fidelity insurance coverage of not less than $500,000.00 and will be increased when necessary, to include a minimum of $250,000 per trailer for Goody's cartons/merchandise. (Exhibit D)

                  (b) Goody's shall be named as an additional insured under such policies. Such policies shall contain a waiver of subrogation releasing Goody's from any and all claims, (unless determined to be due to the negligence of Goody's) expenses and damages subject to the respective insurance contracts.

                  (c) Carrier shall furnish to Goody's, on or before the Effective Date and throughout the Term of this Agreement, a copy of each such insurance policies and written certificates of insurance.

                  (d) If any policy is canceled or materially modified, written notice thereof shall be given to Goody's at least thirty (30) days in advance.

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         13.      FREIGHT LOSS OR DAMAGE

                  (a) For loss, damage, injury or delay of any shipment hereunder while in the custody, possession or control of Carrier, Carrier hereby assumes the equivalent liability of a motor common carrier as provided in
                           Section 14706 of Title 49 of the United States Code and 49CFR370 as in effect on the Effective Date.

                  (b) If any shipment hereunder or any part thereof is lost, damaged, or destroyed, Carrier shall pay the wholesale invoice to Goody's (as well as $.09 for each item of apparel or related product which is either lost, damaged or destroyed) for the goods lost, damaged or destroyed while in the care, custody, or control of the Carrier.

                  (c) Goody's shall notify Carrier of shortage or damage to any shipment within ten (10) days after delivery of shipment, with written claim for loss to be filed by Goody's within six (6) months after delivery. Carrier shall use its best efforts to amicably settle and resolve such claim within thirty (30) days after receipt of Goody's notice of claim.

                  (d) Any action at law to recover for such loss or damage shall be instituted by Goody's against Carrier not later than twenty-four (24) months after such loss or damage.

         14.      OVERCHARGES AND UNDERCHARGES

                  (a) Any request for arbitration by Carrier to recover undercharges hereunder, or by Goody's to recover overcharges hereunder, shall be commenced no more than six (6) months after Carrier's receipt of the shipment with respect to which such undercharge or overcharge is claimed to be due.

                  (b) The provisions of this Section shall survive the cancellation, termination or expiration of this Agreement.

         15.      DEFAULT; ARBITRATION

                  (a) Default. If either party shall fail to perform or observe any of the obligations and covenants contained herein and such failure continues for more than ten (10) days after written notice from the non-defaulting party (unless more than ten (10) days shall be required because of the nature of the default) then, in such event, the non-defaulting party shall have the right to terminate this Agreement by providing ten (10) days prior written notice to the defaulting party and to exercise any right or


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                           remedy now or hereafter existing in law, equity or by
                           statute. In the event Carrier's Permit is revoked, canceled or suspended or if Carrier's insurance coverage is canceled or materially modified, Goody's shall have the right to terminate this Agreement immediately, without notice.

                  (b) Arbitration. Any dispute, controversy or claim arising out of or relating to the provisions of this Agreement or the performance of the parties hereunder shall be resolved by arbitration before a single arbitrator chosen under American Arbitration Association ("AAA") procedures. The arbitration proceedings shall be held in Knoxville, Tennessee, or at such other place as the parties and the arbitrator agree, in accordance with the Commercial Arbitration Rules of the AAA. An award rendered by an arbitrator appointed hereunder shall be final and binding on the parties, and shall be enforceable under the Tennessee Uniform Arbitration Act and the United States Arbitration Act. The parties shall each bear all of their respective arbitration costs and expenses, and shall equally share the costs, fees, and expenses of the arbitrator and the AAA. Except for a suit to enforce the confidentiality provisions of Section 19 hereof, the provisions of this Section 15(b) shall be a complete bar and defense to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim hereunder. The arbitration provisions contained herein shall, with respect to any such dispute, controversy or claim, survive the termination or expiration of this Agreement.

         16.      NOTICES

                  (a) Any notice by either party to this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the other party as set forth below or to such other place as the parties hereto may hereafter designate.

                  (b) Alternatively, any such notice may be given by fax that is confirmed by mail or by overnight courier.

                           If to Carrier:    Star Transportation, Inc.
                                             1116 Polk Avenue
                                             Nashville, Tennessee  37210
                                             Attn:  Beth D. Franklin
                                             Fax number: 615-256-1203

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                           If to Goody's:    Goody's Family Clothing, Inc.
                                             400 Goody's Lane
                                             Knoxville, Tennessee  37933-2000
                                             Attn:  Bob Whaley

                           With a copy to:   Goody's Family Clothing, Inc.
                                             General Counsel
                                             Fax number: 423-671-4601

         17.      ASSIGNMENT

                  The Agreement may not be assigned, in whole or in part, by Carrier without the prior written consent of Goody's.


         18.      MODIFICATION OF AGREEMENT; WAIVER

                  (a) This Agreement supersedes all previous agreements and no modification of this Agreement and understandings by and between the parties hereto. No waiver of its terms or provisions shall be valid or binding unless in writing signed by both parties.

                  (b) No waiver or failure to enforce the provisions hereof by Carrier shall operate as a future or continuing waiver of terms and provisions hereof.


         19.      CONFIDENTIALITY

                  Except as required by law, the terms and conditions of this Agreement and information pertaining to any shipment hereunder shall not be disclosed by either party hereto to persons other than its directors, officers, employees, agents, lenders, creditors, attorneys, accountants and auditors, and governmental agencies.


         20.      GOVERNING LAW

                  This Agreement shall be interpreted and construed in accordance with the laws of the State of Tennessee.

         21.      EXISTING CONTRACT

                  The parties have executed a Master Transportation Agreement dated July 25, 1995 (the "MTA") and thereafter executed a First Amendment to the Master Transportation Agreement on September 23, 1998 (the "First MTA"). The

                  MTA and the First MTA are hereafter jointly referred to as the MTA. Concurrent with the Effective Date of this Agreement, the MTA shall automatically terminate and become null and void. Notwithstanding the termination of the MTA, each party reserves any and all claims for unpaid obligations payable (or claims) under the MTA through the Effective Date, it being further understood and agreed that the confidentiality indemnity and insurance rights and obligations in the MTA shall survive the termination of the MTA.

         IN WITNESS WHEREOF, this Agreement has been signed by the authorized representative of Goody's and Carrier to be effective as of the date shown in the opening paragraph of this Agreement.


                GOODY'S                            CARRIER

      GOODY'S FAMILY CLOTHING, INC.            STAR TRANSPORTATION, INC.

        By:  /s/ Michael R. Bryant                 By:  /s/ Beth D. Franklin
            -----------------------------------       -------------------------
        Title:  Director Distribution & Traffic    Title:  President, CEO
               --------------------------------        -------------------------
        Date:   2/1/99                             Date: 2/3/99
               --------------------------------        -------------------------